EXHIBIT 23(b)

                       [L.P. MARTIN & COMPANY LETTERHEAD]

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
United Dominion Realty Trust, Inc.

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of debt securities, preferred stock, and common stock with a proposed maximum aggregate offering price of $400,000,000 and to the incorporation by reference therein of our reports dated May 24, 1995, with respect to the statements of rental operations of Brittingham Square Apartments, The Manor at England Run Apartments, The Greens of Constant Friendship Apartments, The Greens at Cedar Chase Apartments, The Greens at Cross Court Apartments, The Greens at Falls Run Apartments, The Greens at Hilton Run Apartments, The Greens at Hollymead Apartments, and The Greens at Schumaker Pond Apartments for the year ended December 31, 1994, included in its Current Report on Form 8-K dated
June 30, 1995.

L.P. Martin & Company, P.C.
Certified Public Accountants
November 14, 1995